Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 16 to the Registration Statement on Form N-4 No. 333-141883 (the “Registration Statement”) of our report dated April 29, 2021 relating to the financial statements of Empire Fidelity Investments Life Insurance Company, and consent to the use in the Registration Statement of our report dated April 29, 2021 relating to the financial statements of each of the subaccounts of Empire Fidelity Investments Variable Annuity Account A indicated in our report. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
April 29, 2021